UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 15, 1998

                                  AVTEAM, INC.
             (Exact name of registrant as specified in its charter)

              Florida                             0-20889                            65-0313187
 ---------------------------------    --------------------------------  ------------------------------------
    (State or other jurisdiction                (Commission                       (I.R.S. Employer
 of incorporation or organization)              File Number)                    Identification No.)


                               3230 Executive Way
                             Miramar, Florida 33025
     ----------------------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (954) 431-2359
               Registrant's telephone number, including area code

                                 NOT APPLICABLE
   (Former name, former address and fiscal year, if changed since last report)

                                EXPLANATORY NOTE

         This Form 8-K/A amends the Form 8-K (the "Form 8-K") filed with the Securities and Exchange Commission (the "Commission") on December 30, 1998 relating to the acquisition by AVTEAM, Inc. of substantially all of the assets and the assumption of certain liabilities of M&M Aircraft Services, Inc. This Form 8-K/A amends the information referred to in Item 7 of the Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Business Acquired.

                  The following statements of M&M Aircraft Services, Inc. are filed herewith on the pages subsequent hereto:

                  Report of Independent Certified Public Accountants

                  Balance Sheets at December 31, 1996 and 1997

                  Statements of Operations for the Years Ended December 31, 1995, December 31, 1996 and December 31, 1997

                  Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1995, December 31, 1996 and December 31, 1997

                  Statements of Cash Flows for the Years Ended December 31, 1995, December 31, 1996 and December 31, 1997

                  Notes to Financial Statements for the Years Ended December 31, 1995, December 31, 1996 and December 31, 1997

                  Balance Sheet at September 30, 1998

                  Statements of Operations for the Nine Months Ended September 30, 1998 and September 30, 1997

                  Statements of Cash Flows for the Nine Months Ended September 30, 1998 and September 30, 1997

                  Notes to Financial Statements for the Nine Months Ended September 30, 1998 and September 30, 1997

(b) Pro Forma Financial Information. The following Pro Forma Financial Information (Unaudited) filed herewith on the pages subsequent hereto gives effect to the acquisition of M&M Aircraft Services, Inc. on December 15, 1998

                  Pro Forma Statements of Operations for the Year Ended
                  December 31, 1997 and the Nine Months Ended September 30, 1998 and Notes thereto.

                  Pro Forma Balance Sheet at September 30, 1998

         (c)      Exhibits.

                  2.1 Asset Purchase Agreement dated October 12, 1998, by and among AVTEAM, Inc., AVTEAM Engine Repair Corp., M&M Aircraft Services, Inc., James McLellan, Leon Sacco and Mark Schuldiner. (Incorporated herein by reference to the Registrant's Current Report on Form 8-K which was filed with the Commission on October 15, 1998.)

                  23.1 Consent of Ernst & Young LLP, independent Certified Public Accountants.

                  99.1 Press Release dated December 15, 1998. (Incorporated herein by reference to the Registrant's Current Report on Form 8-K which was filed with the Commission on December 30, 1998.)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  AVTEAM, INC.

Date:  March 1, 1999              By:    /s/ Donald A. Graw
                                           -------------------------------------
                                           Donald A. Graw
                                           President and Chief Executive Officer

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders
M&M Aircraft Services, Inc.

We have audited the accompanying balance sheets of M&M Aircraft Services, Inc. (the Company) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M&M Aircraft Services, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                              /s/ Ernst & Young LLP


February 8, 1999

                           M&M Aircraft Services, Inc.

                                 Balance Sheets


                                                                                           DECEMBER 31
                                                                                      1996              1997
                                                                                ------------------------------------
ASSETS
Current assets:
   Cash                                                                         $             150      $       150
   Trade accounts receivable, less allowance for doubtful accounts of
     $234,594 and $395,741 in 1996 and 1997, respectively                               1,847,267        2,987,752
   Inventory                                                                            4,225,920        5,911,687
   Prepaid expenses and other current assets                                              160,522          379,600
                                                                                ----------------------------------
Total current assets                                                                    6,233,859        9,279,189
Property and equipment, net                                                             1,246,136        2,453,834
Deposits and other assets                                                                  77,874          135,888
                                                                                ----------------------------------
Total assets                                                                    $       7,557,869      $11,868,911
                                                                                ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                             $       2,510,247      $ 4,610,807
   Accrued expenses                                                                       725,363          946,947
   Customer deposits                                                                      319,648        1,222,310
   Line of credit                                                                         625,030        1,854,692
   Current portion of long-term debt                                                      150,451          380,065
                                                                                ----------------------------------
Total current liabilities                                                               4,330,739        9,014,821

Long-term debt, less current maturities                                                   206,717          832,790
Notes payable--stockholders                                                                38,906            9,226

Stockholders' equity:
Common stock, no par value, 50 shares authorized,
  15 shares issued and outstanding                                                          1,500            1,500
Retained earnings                                                                       2,980,007        2,010,574
                                                                                ----------------------------------
Total stockholders' equity                                                              2,981,507        2,012,074
                                                                                ----------------------------------
Total liabilities and stockholders' equity                                      $       7,557,869      $11,868,911
                                                                                ==================================


SEE ACCOMPANYING NOTES.

                           M&M Aircraft Services, Inc.

                            Statements of Operations


                                                                             YEAR ENDED DECEMBER 31
                                                                      1995             1996               1997
                                                                  ------------------------------------------------
Net sales                                                         $  15,419,158     $  18,510,266      $26,643,649
Cost of sales                                                        11,995,394        15,263,205       22,951,791
                                                                  ------------------------------------------------
                                                                      3,423,764         3,247,061        3,691,858
Operating expenses:

   Selling, general, and administrative                               2,031,131         2,455,637        3,526,419
   Depreciation and amortization                                        315,958           352,278          527,624
                                                                  ------------------------------------------------
                                                                      2,347,089         2,807,915        4,054,043
                                                                  ------------------------------------------------
Income (loss) from operations                                         1,076,675           439,146         (362,185)
Other income                                                              5,780             7,954            7,485
Interest expense, net                                                  (115,865)          (88,533)        (184,857)
Loss on disposal of fixed assets                                              -            (7,968)          (9,876)
                                                                  ------------------------------------------------
Net income (loss)                                                 $     966,590     $     350,599      $  (549,433)
                                                                  ================================================


SEE ACCOMPANYING NOTES.

                           M&M Aircraft Services, Inc.

                  Statements of Changes in Shareholders' Equity



                                                                    COMMON
                                                  COMMON            STOCK           RETAINED
                                                  SHARES            AMOUNT          EARNINGS           TOTAL
                                            --------------------------------------------------------------------
Balance at January 1, 1995                          15               $1,500          $2,472,818       $2,474,318
   Net income                                        -                    -             966,590          966,590
   Distributions                                     -                    -             (36,000)         (36,000)
                                            --------------------------------------------------------------------
Balance at December 31, 1995                        15                1,500           3,403,408        3,404,908
   Net income                                        -                    -             350,599          350,599
   Distributions                                     -                    -            (774,000)        (774,000)
                                            --------------------------------------------------------------------
Balance at December 31, 1996                        15                1,500           2,980,007        2,981,507
   Net loss                                          -                    -            (549,433)        (549,433)
   Distributions                                     -                    -            (420,000)        (420,000)
                                            --------------------------------------------------------------------
Balance at December 31, 1997                        15               $1,500          $2,010,574       $2,012,074
                                            ====================================================================


SEE ACCOMPANYING NOTES.

                           M&M Aircraft Services, Inc.

                            Statements of Cash Flows


                                                                             YEAR ENDED DECEMBER 31
                                                                     1995             1996              1997
                                                              ---------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                  $   966,590       $   350,599      $  (549,433)
Adjustments to reconcile net income (loss) to net cash (used
 in) provided by operating activities:
   Depreciation and amortization                                       315,958           352,278          527,624
   Bad debt expense                                                    368,454           132,309          238,695
   Changes in operating assets and liabilities:
       Trade accounts receivable                                    (1,656,596)          595,679       (1,379,180)
       Inventory                                                      (768,039)       (1,558,122)      (1,685,767)
       Prepaid expenses and other current assets                       (21,950)          (64,853)        (219,078)
       Deposits and other assets                                       (13,041)           (1,259)         (58,014)
       Accounts payable                                                627,474         1,166,089        2,100,559
       Accrued expenses                                                 36,483           526,568          221,584
       Customer deposits                                              (230,142)          178,018          902,662
                                                              ---------------------------------------------------
Net cash (used in) provided by operating activities                   (374,809)        1,677,306           99,652

INVESTING ACTIVITY
Purchases of property and equipment                                   (259,671)         (302,706)      (1,717,536)
                                                              ---------------------------------------------------
Net cash used in investing activity                                   (259,671)         (302,706)      (1,717,536)

FINANCING ACTIVITIES
Payments on note payable to related party                               30,837           (90,891)         (29,680)
Net proceeds from (payments on) notes payable                          (35,338)          (98,520)         837,901
Net proceeds from (payments on) short-term
   line of credit                                                      923,968          (698,939)       1,229,663
Distributions                                                          (36,000)         (774,000)        (420,000)
                                                              ---------------------------------------------------
Net cash provided by (used in) financing activities                    883,467        (1,662,350)       1,617,884
                                                              ---------------------------------------------------
Net (decrease) increase in cash                                        248,987          (287,750)               -
Cash at beginning of year                                               38,913           287,900              150
                                                              ---------------------------------------------------
Cash at end of year                                                $   287,900       $       150      $       150
                                                              ===================================================

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid                                                      $   118,838       $    94,542      $   179,806
                                                              ====================================================

SEE ACCOMPANYING NOTES

                           M&M Aircraft Services, Inc.

                          Notes to Financial Statements

                                December 31, 1997

1. BUSINESS

M&M Aircraft Services, Inc. (the Company) was incorporated in Florida in 1984. The Company repairs and overhauls aircraft engines, engine parts and accessories.

2. SIGNIFICANT ACCOUNTING POLICIES

INVENTORY

Inventories are valued at the lower of cost or market, based on the specific identification method and by the first-in, first-out method. Work in process inventory includes parts inventory, valued at the lower of cost or market, and labor and overhead, valued at actual cost.

REVENUE RECOGNITION

Revenues from engine overhaul and repair services are recognized at the time of performance test acceptance of engines and completion of services. Revenues from the sale of engine parts are recognized upon shipment to customers.

WARRANTIES

Warranty costs are accrued based on management's estimate of such costs and historical sales percentages.

PROPERTY AND EQUIPMENT

Property and equipment is carried at cost and is depreciated using the straight-line method. Leasehold improvements are amortized over the lesser of the lease terms or the estimated useful lives of the assets. The lives used are as follows:

         Machinery and equipment                              5 - 7 years
         Office furniture and equipment                       5 - 7 years
         Leasehold improvements                               4 - 10 years

                           M&M Aircraft Services, Inc.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Accounts receivable are primarily from airlines, aftermarket aircraft engine and engine part suppliers, aircraft and aircraft engine leasing companies and service providers to such companies. The Company performs ongoing evaluations of its trade accounts receivable customers, monitors its exposure for credit losses and sales returns and generally does not require collateral.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

The Company has elected S-Corporation status under the Internal Revenue Code, which provides that the corporation's taxable income is taxable to the stockholders, rather than at the corporate level.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                      DECEMBER 31
                                               1996             1997
                                         ---------------------------------
Machinery and equipment                  $      2,987,590      $ 3,290,245
Office furniture and equipment                    575,668          902,043
Leasehold improvements                            229,131          951,820
                                         ---------------------------------

Less accumulated depreciation
    and amortization                           (2,546,253)      (2,690,274)
                                         ---------------------------------
                                         $      1,246,136      $ 2,453,834

                                         =================================

                           M&M Aircraft Services, Inc.

4. INVENTORY

Inventory consists of the following:


                                                       DECEMBER 31
                                                 1996             1997
                                           ---------------------------------
         Parts                                   $2,548,192       $2,764,380
         Work in process                          1,677,728        3,147,307
                                           ---------------------------------
                                                 $4,225,920       $5,911,687
                                           =================================

5. LINE OF CREDIT

The Company has a line of credit with a bank which provides for availability of up to $2.5 million with interest at the lender's prime rate (8.75% and 9.0% at December 31, 1996 and 1997, respectively). The eligible borrowing base includes certain receivables and inventories of the Company. The line of credit contains covenants requiring the Company to maintain certain minimum financial ratios. The line of credit is collateralized by substantially all of the Company's assets and is guaranteed by the Company's stockholders. At December 31, 1997, approximately $2.5 million was available under this credit facility.

On April 15, 1998, the line of credit was increased to a maximum of $3.5 million.

                           M&M Aircraft Services, Inc.

6. LONG-TERM DEBT


                                                                                           DECEMBER 31,
                                                                                      1996              1997
                                                                                  -------------------------------
Note payable, allowing for borrowings up to $500,000 to finance the purchase of new machinery and equipment, requiring interest only payments through
   February 1998 at the bank's prime rate (8.5% at December 31, 1997) plus 1%
   per annum; due in forty-eight equal principal payments plus accrued interest beginning March 1998, based on the February 26, 1998 outstanding principal
   balance with final payment due on February 2, 2002.                            $           -   $       500,000

Note payable, allowing for borrowings up to $500,000 to finance leasehold improvements and office equipment requiring monthly principal payments of
   $9,167 plus accrued interest at the bank's prime rate (8.5% at December 31,
   1997) plus 1% per annum; with final payment due on August 26, 2002.                        -           522,500

Note payable, requiring monthly principal payments of $10,000 plus accrued interest at the bank's prime rate (8.25% and 8.5% at December 31, 1996 and
   1997, respectively) plus 1% per annum, with a balloon payment in the amount
   of $49,158 due on September 15, 1998.                                                 249,158          129,158

Note payable, requiring monthly principal payments of $3,825 plus accrued interest at the bank's prime rate (8.25% and 8.5% at December 31, 1996 and
   1997, respectively), plus 1% per annum, with final payment due on
   May 15, 1999.                                                                          99,296           61,197

Other                                                                                      8,714                -
                                                                                  -------------------------------
                                                                                         357,168        1,212,855

Less: current portion                                                                   (150,451)        (380,065)
                                                                                  ===============================
                                                                                  $      206,717  $       832,790
                                                                                  ===============================

                           M&M Aircraft Services, Inc.

LONG-TERM DEBT (CONTINUED).

Maturities of long-term debt at December 31, 1997 are as follows:

         1998                                                 $   380,065
         1999                                                     259,457
         2000                                                     235,000
         2001                                                     235,000
         2002                                                     103,333
                                                              ===========
                                                              $ 1,212,855
                                                              ===========

The terms of the long-term debt includes covenants requiring the Company to maintain certain minimum financial ratios and is collateralized by substantially all of the Company's assets and has been guaranteed by the Company's stockholders.

7. LEASE COMMITMENTS

On June 1, 1997, the Company began leasing their new office and operating facilities under a noncancelable operating lease that expires May 31, 2005. The lease contains two consecutive options to extend for a period of forty-eight consecutive months each.

The Company is also leasing the office and operating facilities at their previous location under a noncancelable operating lease that expires April 30, 1999. In 1997, the Company elected to terminate this lease as of April 30, 1998 by paying the lessor $113,000, which is included in rent expense in 1997.

Total rent expense was approximately $371,000 and $895,000 for the years ended December 31, 1996 and 1997, respectively.

Minimum future rental payments under these noncancelable operating leases for the years ended December 31 are as follows:

         1998                                                 $    643,000
         1999                                                      662,000
         2000                                                      682,000
         2001                                                      702,000
         2002                                                      723,000
         Thereafter                                              1,837,000
                                                              ============
                                                              $  5,249,000
                                                              ============

                           M&M Aircraft Services, Inc.

8. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) profit sharing plan (the Plan) covering substantially all employees who are at least eighteen years of age and have completed six months of service. The Plan allows eligible participants to defer a portion of their current compensation and have these amounts contributed to the Plan on their behalf.

The Company provides a matching contribution of 20% of the first 4% of the employee's contribution and may also make discretionary contributions to the Plan as authorized by the Company's board of directors. Amounts contributed to the Plan by employees are fully vested when contributed and contributions made by the Company, if any, vest fully after three years. Matching contributions made by the Company totaled $22,018 and $25,152 for the years ended December 31, 1996 and 1997, respectively.

9. SIGNIFICANT CUSTOMERS AND SUPPLIERS

At December 31, 1996, one of the Company's customers accounted for 23% of total accounts receivable, another customer accounted for 20% of accounts receivable, another customer accounted for 14% of accounts receivable, and another customer accounted for 12% of accounts receivable. At December 31, 1997, one of the Company's customers accounted for 28% of total accounts receivable, another customer accounted for 23% of total accounts receivable, and three other customers each accounted for 12% of total accounts receivable.

In 1995, two customers accounted for 27% of net sales. In 1996, one customer accounted for 20% of net sales, another customer accounted for 18% of net sales, and another customer accounted for 10% of net sales. In 1997, one customer accounted for 15% of net sales, another customer accounted for 13% of net sales, and another customer accounted for 11% of net sales.

Purchases from one supplier accounted for approximately 42% and 37% of net purchases for the years ended December 31, 1996 and 1997, respectively.

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable and short-term borrowings in the accompanying financial statements approximate their fair value because of the short-term maturity of these instruments, and in the case of notes payable because such instruments bear variable interest rates which approximate market.

                           M&M Aircraft Services, Inc.

11. SUBSEQUENT EVENT

On December 15, 1998, AVTEAM, Inc., a global supplier of aftermarket aircraft engines, engine parts and airframe components, acquired substantially all of the assets and liabilities of the Company for approximately $35.7 million, pursuant to an Asset Purchase Agreement.

12. IMPACT OF YEAR 2000 (UNAUDITED)

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

Based on a recent assessment, the Company determined that it will be required to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

The Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. The Company's total Year 2000 project cost and estimates to complete include the estimated costs and time associated with the impact of third party Year 2000 Issues based on presently available information. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company has determined it has no exposure to contingencies related to the Year 2000 Issue for the services it has provided.

The Company will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project not later than June 1999, which is prior to any anticipated impact on its operating systems.

                           M&M Aircraft Services, Inc.

12. IMPACT OF YEAR 2000 (UNAUDITED) (CONTINUED)

The total cost of the Year 2000 project are not expected to have a material effect on the results of operations.

The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                           M&M Aircraft Services, Inc.

                                  Balance Sheet

                               September 30, 1998
                                   (Unaudited)
ASSETS
Current assets:
   Cash                                               $          150
   Trade accounts receivable, net                          5,029,077
   Inventory                                              11,239,141
   Prepaid expenses and other current assets                 244,914
                                                      --------------
Total current assets                                      16,513,282
Property and equipment, net                                2,582,268
Deposits and other assets                                    192,457
                                                      --------------
Total assets                                             $19,288,007
                                                      ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                       $6,607,252
   Accrued expenses                                        1,284,770
   Customer deposits                                       4,069,014
   Line of credit                                          1,484,496
   Current portion of long-term debt                         261,774
                                                      --------------
Total current liabilities                                 13,707,306

Long-term debt, less current maturities                      632,083
Stockholders' equity:
Common stock, no par value, 50 shares authorized,
   15 shares issued and outstanding                            1,500
Retained earnings                                          4,947,118
                                                      --------------
Total stockholders' equity                                 4,948,618
                                                      --------------
Total liabilities and stockholders' equity            $   19,288,007
                                                      ==============

SEE ACCOMPANYING NOTES TO UNAUDITED FINANCIAL STATEMENTS.

                           M&M Aircraft Services, Inc.

                            Statements of Operations


                                                                      For the Nine Months Ended
                                                                            September 30,
                                                                        1998              1997
                                                                      ----------------------------
                                                                             (Unaudited)
Net sales                                                             $35,149,472      $19,162,688
Cost of sales                                                          27,020,863       16,421,105
                                                                      ----------------------------
                                                                        8,128,609        2,741,583

Operating expenses:
   Selling, general, and administrative                                 4,548,607        2,547,162
   Depreciation and amortization                                          443,800          469,432
                                                                      ----------------------------
                                                                        4,992,407        3,016,594
                                                                      ----------------------------
Income (loss) from operations                                           3,136,202         (275,011)
Other income                                                               10,248           10,585
Interest expense, net                                                    (209,906)        (126,274)
Loss on disposal of fixed assets                                                -          (48,825)
                                                                      ----------------------------
Net income (loss)                                                     $ 2,936,544       $ (439,525)
                                                                      ============================



SEE ACCOMPANYING NOTES TO UNAUDITED FINANCIAL STATEMENTS.

                           M&M Aircraft Services, Inc.

                            Statements of Cash Flows


                                                                                     For the Nine Months Ended
                                                                                           September 30,
                                                                                      1998              1997
                                                                                ---------------------------------
                                                                                            (Unaudited)
OPERATING ACTIVITIES
Net income (loss)                                                               $      2,936,544      $  (439,525)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation and amortization                                                         443,800          469,432
   Bad debt expense                                                                      577,355          238,695
   Changes in operating assets and liabilities:
       Trade accounts receivable                                                      (2,618,680)           7,072
       Inventory                                                                      (5,327,454)        (415,540)
       Prepaid expenses and other current assets                                         134,686          (79,747)
       Deposits and other assets                                                         (56,569)         (65,434)
       Accounts payable                                                                1,996,445           24,606
       Accrued expenses                                                                  337,823          282,182
       Customer deposits                                                               2,846,704          174,852
                                                                                ---------------------------------
Net cash provided by operating activities                                              1,270,654          196,593

INVESTING ACTIVITY
Purchases of property and equipment                                                     (572,234)      (1,686,502)
                                                                                ---------------------------------
Net cash used in investing activity                                                     (572,234)      (1,686,502)

FINANCING ACTIVITIES
Payments on note payable to related party                                                 (9,226)         (29,905)
Net proceeds from (payments on) notes payable                                           (318,998)         927,671
Net proceeds from (payments on) short-term
   line of credit                                                                       (370,196)         592,143
                                                                                ---------------------------------
Net cash provided by (used in) financing activities                                     (698,420)       1,489,909
                                                                                ---------------------------------
Net (decrease) increase in cash                                                                -                -
Cash at beginning of period                                                                  150              150
                                                                                ---------------------------------
Cash at end of period                                                           $            150      $       150
                                                                                =================================

SUPPLEMENTAL CASH FLOW DISCLOSURES
 Interest paid                                                                  $        204,842      $   117,042
                                                                                =================================


SEE ACCOMPANYING NOTES TO UNAUDITED FINANCIAL STATEMENTS.

                           M&M Aircraft Services, Inc.

                          Notes to Financial Statements

                               September 30, 1998
                                   (Unaudited)

1. BASIS OF PRESENTATION

The accompanying interim financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited.

In the opinion of management, the financial statements reflect all adjustments (which consist only of normal recurring adjustments) necessary to present the financial position of M&M Aircraft Services, Inc. as of September 30, 1998 and the results of operations and cash flows for the nine-month periods ended September 30, 1998 and 1997. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

2. ACQUISITION

On December 15, 1998, AVTEAM, Inc., a global supplier of aftermarket aircraft engines, engine parts and airframe components, acquired substantially all of the assets and liabilities of M&M Aircraft Services, Inc. for approximately $35.7 million, pursuant to an Asset Purchase Agreement.

                                  AVTEAM, Inc.

                      Pro Forma Financial Data (unaudited)

The following unaudited pro forma statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 and the pro forma balance sheet at September 30, 1998 reflect the statements of operations and the historical balance sheet of the Company, adjusted to reflect the effects of the acquisition of M&M Aircraft Services, Inc. (M&M) and related transactions as if such transactions had occurred as of September 30, 1998 for the balance sheet and at the beginning of the earliest period presented for the statements of operations.

On December 15, 1998, the Company acquired substantially all of the assets and liabilities of M&M Aircraft Services, Inc. for approximately $35.7 million, pursuant to an Asset Purchase Agreement. The purchase price exceeded the fair value of the net assets acquired by approximately $30.1 million, which will be amortized on a straight line basis over 30 years as goodwill.

The summary unaudited pro forma financial data are not necessarily indicative of the operating results or the financial condition that would have been achieved had these events been consummated on the date indicated and should not be construed as representative of future operating results or financial condition. The summary historical consolidated and unaudited pro forma financial data should be read in conjunction with the consolidated financial statements and related notes thereto of the Company. The purchase price allocation is based on preliminary data.

                                  AVTEAM, Inc.

                        Pro Forma Statement of Operations

                      For the Year Ended December 31, 1997
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                            M&M Aircraft       Pro Forma
                                           AVTEAM, Inc.    Services, Inc.     Adjustments               Pro Forma
                                        --------------------------------------------------------------------------
Net sales                                        $52,881           $26,644        $    (523)  (1)         $ 79,002
Cost of sales                                     38,385            22,952             (491)  (1)           60,846
                                        --------------------------------------------------------------------------
                                                  14,496             3,692              (32)                18,156
Operating expenses:
   Selling, general, and administrative            6,750             3,526             (205)  (2)           10,071
   Depreciation and amortization                     562               528              986   (3)            2,076
                                        --------------------------------------------------------------------------
                                                   7,312             4,054              781                 12,147
                                        --------------------------------------------------------------------------
Income (loss) from operations                      7,184              (362)            (813)                 6,009
Other income                                           -                 7                -                      7
Interest income (expense), net                      (991)             (185)          (2,309)  (4)           (3,485)
Loss on disposal of fixed assets                       -               (10)               -                    (10)
                                        --------------------------------------------------------------------------
Income (loss) before income taxes                  6,193              (550)          (3,122)                 2,521
Provision for income taxes                         2,259                 -           (1,382)  (5)              877
                                        --------------------------------------------------------------------------
Net income (loss)                               $  3,934            $ (550)        $ (1,740)               $ 1,644
                                        ==========================================================================


Basic and diluted:
Net income per share data                          $0.65                                                     $0.26
Weighted average number of shares -
   basic                                       6,073,694                                                 6,423,694
                                        =================                                         ================
Net income per share data - diluted                $0.52                                                     $0.21
                                        =================                                         ================
Weighted average number of shares -
   diluted                                     7,622,194                                                 7,972,194
                                        =================                                         ================


                                  AVTEAM, Inc.

                     Notes to Pro Forma Financial Statements

                                    (In 000s)
                                   (Unaudited)

        Pro Forma Statement of Operations - Year Ended December 31, 1997

(1) Reflects sales and cost of sales between AVTEAM and M&M for the year ended December 31, 1997, as if the acquisition had occurred as of the beginning of the period presented, as follows:

                                                                                                        Sales
                                                                                                 -------------------
Elimination of AVTEAM sales to M&M for the year ended December 31, 1997                                    $   (264)
Elimination of M&M sales to AVTEAM for the year ended December 31, 1997                                        (259)
                                                                                                 -------------------
                                                  Pro forma adjustment                                     $   (523)

                                                                                                    Cost of Sales
                                                                                                 -------------------
Elimination of AVTEAM cost of sales to M&M for the year ended December 31, 1997                            $   (262)
Elimination of M&M cost of sales to AVTEAM for the year ended December 31, 1997                                (229)
                                                                                                 -------------------
                                                  Pro forma adjustment                                     $   (491)


(2) Reflects reduction in compensation expense to three officers of M&M based on new
employment agreements signed at the time of the M&M acquisition.                                           $   (205)


(3) Reflects increase in amortization of intangibles resulting from the M&M acquisition. Goodwill totaling approximately $30.1 million is being amortized over
30 years.                                                                                                  $    986


(4) Reflects increased interest expense on additional borrowings on the
Company's existing credit facility of $30 million to fund the M&M acquisition, as if such debt was outstanding as of the beginning of the period presented.
The funds were borrowed in two installments, $25 million bearing interest at
LIBOR (currently 7.75%), and $5 million bearing interest at the prime rate (currently 7.73%).              $ (2,309)


(5) Reflects recognition of income tax benefit associated with the following:
Income tax provision as if M&M were a C-Corporation as of January 1, 1997                                  $   (207)
Tax effect of pro forma adjustments at statutory rates                                                       (1,175)
                                                                                                 -------------------
                                                  Pro forma adjustment                                     $ (1,382)


                                  AVTEAM, Inc.

                        Pro Forma Statement of Operations

                  For the Nine Months Ended September 30, 1998
                (In thousands, except shares and per share data)
                                   (Unaudited)

                                                            M&M Aircraft       Pro Forma
                                           AVTEAM, Inc.    Services, Inc.     Adjustments           Pro Forma
                                        ------------------------------------------------------------------------
Net sales                                       $ 48,982          $ 35,150         $ (1,199) (1)        $ 82,933
Cost of sales                                     35,475            27,021           (1,032) (1)          61,464
                                        ------------------------------------------------------------------------
                                                  13,507             8,129             (167)              21,469
Operating expenses:
   Selling, general, and administrative            4,866             4,549             (448) (2)           8,967
   Depreciation and amortization                   1,242               444              740  (3)           2,426
                                        ------------------------------------------------------------------------
                                                   6,108             4,993              292               11,393
                                        ------------------------------------------------------------------------
Income from operations                             7,399             3,136             (459)              10,076
Other income                                           -                10                -                   10
Interest expense, net                               (816)             (210)          (1,732) (4)          (2,758)
                                        ------------------------------------------------------------------------
Income before income taxes                         6,583             2,936           (2,191)               7,328
Provision for income taxes                         2,437                 -              281  (5)           2,718
                                        ------------------------------------------------------------------------
Net income                                       $ 4,146           $ 2,936       $   (2,472)             $ 4,610
                                        ========================================================================

Basic and diluted:
Net income per share data                          $0.37                                                   $0.40
                                        ================                                        ================
Weighted average number of shares -
   basic                                      11,105,383                                              11,455,383
                                        ================                                        ================
Net income per share data - diluted                $0.37                                                   $0.40
                                        ================                                        ================
Weighted average number of shares -
   diluted                                    11,135,447                                              11,485,447
                                        ================                                        ================


                                  AVTEAM, Inc.

                     Notes to Pro Forma Financial Statements
                                   (Unaudited)

    Pro Forma Statement of Operations - Nine Months Ended September 30, 1998

(1) Reflects sales and cost of sales between AVTEAM and M&M for the nine months ended September 30, 1998, as if the acquisition had occurred as of the beginning of the period presented, as follows:


                                                                                                           Sales
                                                                                                      --------------
Elimination of AVTEAM sales to M&M for the nine months ended September 30, 1998                       $        (349)
Elimination of M&M sales to AVTeam for the nine months ended September 30, 1998                                (850)
                                                                                                      --------------
                                                  Pro forma adjustment                                $      (1,199)

                                                                                                      Cost of Sales
                                                                                                      --------------
Elimination of AVTEAM cost of sales to M&M for the nine months ended September 30, 1998               $        (318)
Elimination of M&M cost of sales to AVTeam for the nine months ended September 30, 1998                        (714)
                                                                                                      --------------
                                                  Pro forma adjustment                                $      (1,032)


(2) Reflects reduction in compensation expense to three officers of M&M based on new
employment agreements signed at the time of the M&M acquisition.                                      $        (448)


(3) Reflects increase to amortization of intangibles for the M&M acquisition.  Goodwill
totaling approximately $30.1 million is being amortized over 30 years.                                $         740


(4) Reflects increased interest expense on additional borrowings on the
Company's existing credit facility of $30 million to fund the M&M acquisition, as if such debt was outstanding as of the beginning of the period presented.
The funds were borrowed in two installments, $25 million bearing interest at
LIBOR (currently 7.75%), and $5 million bearing interest at the prime rate (currently 7.73%).         $      (1,732)


(5) Reflects recognition of income tax expense (benefit) associated with the following:
Income tax provision as if M&M were a C-Corporation as of January 1, 1998                             $      $1,105
Tax effect of pro forma adjustments at statutory rates                                                         (824)
                                                                                                      --------------
                                                  Pro forma adjustment                                $         281


                                  AVTEAM, Inc.

                             Pro Forma Balance Sheet

                               September 30, 1998
                                 (In thousands)
                                   (Unaudited)

                                                              M&M Aircraft       Pro Forma
                                            AVTEAM, Inc.     Services, Inc.     Adjustments           Pro Forma
                                           -----------------------------------------------------------------------
ASSETS
Current assets:
   Cash                                          $   1,069   $            0     $      (6,418)(3)     $     (5,349)
   Trade accounts receivable, net                    9,476            5,029              (397)(1)           14,108
   Inventory                                        68,115           11,239               442 (2)(4)        79,796
   Prepaid expenses and other current assets         1,881              245                 -                2,126
   Deposits                                          1,826                -                 -                1,826
   Deferred tax asset                                  161                -                 -                  161
                                           -----------------------------------------------------------------------
Total current assets                                82,528           16,513            (6,373)              92,668
Revenue producing equipment, net                     9,971                                  -                9,971
Property and equipment, net                          1,816            2,582               (44)(4)            4,354
Deposits and other assets                              279              193                 -                  472
Goodwill, net                                            -                -            30,082 (4)           30,082
                                           -----------------------------------------------------------------------
Total assets                                     $  94,594   $       19,288     $      23,665         $    137,547
                                           =======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable to bank                         $  26,500   $        1,484     $      (1,484)(3)     $     26,500
   Accounts payable                                  6,233            6,607              (397)(1)           12,443
   Accrued expenses                                  1,279            1,285              (179)(4)            2,385
   Customer deposits                                   695            4,069                 -                4,764
   Current portion of capital leases                   129                -                 -                  129
   Current portion of long-term debt                     -              262              (262)(3)                -
   Other current liabilities                           654                -                 -                  654
                                           -----------------------------------------------------------------------
Total current liabilities                           35,490           13,707            (2,322)              46,875

Capital lease obligation, less current                  79                -                 -                   79
Long-term debt, less current maturities                  -              632            29,368 (4)           30,000
Non-current capital leases                           3,075                -                 -                3,075

Stockholders' equity:
   Class A Common stock, $.01 par value
     77,000,000 shares authorized,
     11,015,739 shares issued and
     outstanding                                       107                -                 4 (3)              111
   Class B Common stock, $.01 par value,
     3,000,000 shares authorized, 439,644
     shares issued and outstanding                       4                -                 -                    4
   Common stock                                          -                2                (2)(4)                -
   Additional paid-in capital                       47,444                -             1,731 (3)           49,175
Retained earnings                                    8,395            4,947            (5,114)               8,228
                                           -----------------------------------------------------------------------
Total stockholders' equity                          55,950            4,949            (3,381)              57,518
                                           -----------------------------------------------------------------------
Total liabilities and stockholders' equity       $  94,594   $       19,288     $      23,665         $    137,547
                                           ========================================================================


                                  AVTEAM, Inc.

                     Notes to Pro Forma Financial Statements
                                   (Unaudited)

                  Pro Forma Balance Sheet - September 30, 1998

(1) Reflects the elimination of intercompany receivables/payables between AVTEAM and M&M at September 30, 1998, as if the acquisition had occurred on that date, as follows:

Reversal of AVTEAM receivables from M&M at September 30, 1998                                                $ (198)
Reversal of M&M receivables from AVTEAM at September 30, 1998                                                  (199)
                                                                                                      --------------
                                                  Pro forma adjustment                                       $ (397)

(2) Reflects the elimination of intercompany profit in inventories at September
30, 1998 as if the acquisition had occurred on that date, as follows:

Reversal of profit for AVTEAM purchases of inventories from M&M at September 30, 1998                       $  (136)
Reversal of profit for M&M purchases of inventories from AVTEAM at September 30, 1998                           (31)
                                                                                                      --------------
                                                  Pro forma adjustment                                      $  (167)

(3) In connection with the acquisition of M&M for approximately $35.7 million, AVTEAM borrowed $30 million and used an additional $6,418 in cash to pay $4,040 of the acquisition price, and to extinguish $2,378 of M&M debt.
Additionally, pursuant to the Purchase Agreement, AVTEAM issued 350,000 shares of common stock, which were valued at the average closing price of AVTEAM's common stock for the period of 3 days before and after the date on which the terms of the acquisition were agreed and announced ($4.96)

(4) For purposes of presenting the pro forma balance sheet, the following estimated adjustments have been made for the M&M acquisition as if the acquisition had occurred on September 30, 1998, as follows:

Excess of purchase price over fair value of net assets acquired                                            $ 30,082
Elimination of other assets not purchased                                                                       (44)
Elimination of accrued liabilities not assumed                                                                  179
Adjust work in process to estimated fair value                                                                  609
Recording of debt to fund the M&M acquisition                                                               (30,000)
Recording of additional paid in capital on the issuance of 350,000 shares                                    (1,731)
Elimination of M&M common stock                                                                                   2
Elimination of M&M retained earnings                                                                          4,949

                                 EXHIBIT INDEX

EXHIBIT    DESCRIPTION
-------    -----------
2.1        Asset Purchase Agreement dated October 12, 1998, by and among
           AVTEAM, Inc., AVTEAM Engine Repair Corp., M&M Aircraft Services, Inc. James McLellan, Leon Sacco and Mark Schuldiner. (Incorporated herein by reference to the Registrant's Current Report on Form 8-K which was filed with the Commission on October 15, 1998.)

23.1       Consent of Ernst & Young LLP, independent Certified Public
           Accountants.

99.1 Press Relase dated December 15, 1998. (Incorporated herein by reference to the Registrant's Current Report on Form 8-K which was filed with the Commission on December 30, 1998.)